Exhibit 99.1

RealPage to Acquire Buildium
Expands SMB Platform

RICHARDSON, TX (November 6, 2019) - RealPage, Inc. (NASDAQ: RP) announced today that it has agreed to acquire Buildium LLC (www.Buildium.com ), a leading SaaS real estate property management solution provider. RealPage expects to combine its best-in-class capabilities with Buildium to target smaller multifamily, single-family, Associations (HOA and Condo) and commercial real estate market segments. These areas collectively form the SMB market segment, which the company estimates to represent 50 million units(1) in the U.S., and a significant growth opportunity.

Used by more than 17,000 customers in over 50 countries, with approximately two million residential units under management, Buildium differentiates itself through its extraordinary ease-of-use, best-in-class customer support and rapid self- provisioning. RealPage intends to vastly expand this platform, incorporating “click-on” capabilities that: (i) improve the renter leasing and living experience, (ii) improve the recovery of utility fees, (iii) enhance payment processing capabilities and (iv) expand insurance offerings. By delivering more value to the SMB market segment, RealPage believes that the applicable revenue per unit can increase significantly.

Steve Winn, CEO and Chairman of RealPage

“The SMB market segment represents a tremendous growth opportunity for RealPage. This is an area where technology is underutilized, and currently served by myriad point products. Buildium in concert with RealPage enables us to reach deeper into that market, with a best-in-class platform backed by data science.”

“RealPage also expects to increase its investment in its Propertyware solution, which is intended for larger single-family managers with more complex property management and accounting requirements. Both platforms will be “open,” supporting third-party application integrations through standard APIs and web services. This is in stark contrast to other competitors in the SMB space that are generally closed, limiting client choices for solutions that can integrate to their preferred property management platform.”

Chris Litster, CEO, Buildium

“This is a fantastic time for us to join forces with RealPage. Our shared vision around innovation, simplicity and a commitment to stressing service to our clients will enable them to thrive and grow as well as deliver unmatched value for their investors, owners and residents alike. I would like to thank our board and Sumeru Equity Partners for their direction and support through this process.”

Financial Details

The completion of the acquisition remains subject to certain standard closing conditions, including regulatory approval, which RealPage anticipates will be satisfied prior to December 31, 2019. The company will acquire Buildium for an initial purchase price of $580 million in cash, less any closing and working capital adjustments and a holdback. Buildium generated approximately $50 million in revenue during the twelve months ended September 30, 2019, with an expected run-rate of approximately $60 million by year-end, representing over 30% year-over-year growth.

Tom Ernst, CFO of RealPage

“We are really excited about the Buildium acquisition due to the significant market opportunity we can pursue together, the strength of their platform and customer experience, the complementary nature of our platforms, data focus and shared customer-focused culture.”

About RealPage

RealPage provides a technology platform that enables real estate owners and managers to change how people experience and use rental space. Clients use the platform to gain transparency in asset performance, leverage data insights and monetize space to create incremental yields. Founded in 1998 and headquartered in Richardson, Texas, RealPage currently serves 16.8 million units worldwide (before the acquisition of Buildium) from offices in North America, Europe and Asia. For more information about RealPage, please visit https://www.RealPage.com/.

About Buildium

Buildium is the only existing property management solution that also helps real estate portfolio managers easily find new business from property owners and community associations seeking services. Founded in 2004, Buildium services over 17,000 customers in more than 50 countries, totaling approximately 2 million residential units under management. For more information, visit Buildium.com.

Sumeru Equity Partners (www.sumeruequity.com), a technology-focused private equity firm, is the majority owner and lead investor in Buildium.

(1) Company estimates are based on data from the American Housing Survey sponsored by the Department of Housing and Urban Development (HUD) and conducted by the U.S. Census Bureau.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking” statements relating to RealPage, Inc.’s intent to combine its capabilities with Buildium’s to target smaller multifamily, single-family, Associations (HOA and Condo) and commercial real estate market segments; its intent to expand the Buildium platform by incorporating “click-on” capabilities that improve the renter leasing and living experience, improve the recovery of utility fees, enhance payment processing capabilities and expand insurance offerings; its belief that the applicable revenue per unit can increase significantly; its expectation to increase its investment in its Propertyware solution; its anticipated timing of completion of the transaction; and Buildium’s expected run-rate by year-end and year-over-year growth. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as “expects,” “believes,” “plans,” or similar expressions and the negatives of those terms. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Additional factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the possibility that general economic conditions, including leasing velocity or uncertainty, could cause information technology spending, particularly in the rental housing industry, to be reduced or purchasing decisions to be delayed; (b) an increase in insurance claims; (c) an increase in client cancellations; (d) the inability to increase sales to existing clients and to attract new clients; (e) RealPage’s failure to integrate recent or future acquired businesses successfully or to achieve expected synergies including the transaction with Buildium; (f) the timing and success of new product introductions by RealPage or its competitors; (g) changes in RealPage’s pricing policies or those of its competitors; (h) legal or regulatory proceedings; (i) the inability to achieve revenue growth or to enable margin expansion; (j) changes in RealPage’s estimates with respect to its long-term corporate tax rate or any other impact from the Tax Cuts and Jobs Act; and (k) such other risks and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission (“SEC”) by RealPage, including its Annual Report on Form 10-K previously filed with the SEC on February 27, 2019 (as amended on November 5, 2019) and Form 10-Q filed on August 9, 2019 (as amended on November 5, 2019). All information provided in this release is as of the date hereof and RealPage undertakes no duty to update this information except as required by law.

Contacts
Investor Relations
Rhett Butler (972) 820-3773 rhett.butler@RealPage.com